ENDORSEMENTS

This  endorsement  modifies  the  Death  Benefit  Provisions  of  the  policy  to  which  it  is  attached.

Type C Death Benefit
This  endorsement  adds  a  Type  C  death  benefit  to  the  Type  A  and  Type  B  death  benefits described  in  this  contract  under  Death  Benefit  Provisions.    We  show  the  type  of  death  benefit that applies to this contract under Type of Death Benefit.

If this contract has a Type C death benefit, the death benefit on any date is equal to the greater of (1)  and  (2)  where:  (1)  is the basic insurance amount plus the lesser of (a) the total premiums paid minus total withdrawals from this contract and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit Factor  both  found  in  the  Contract  Limitations  section  of  the  Contract  Data  Pages,  and  (2)  is  the contract  fund  before  deduction  of  any  monthly  charges  due  on  that  date,  multiplied  by  the attained  age  factor  that  applies.    For  the  purpose  of  determining  the  Type  C  death  benefit,  the total  premiums  paid  will  not  include  any  charge  to  reinstate  this  contract  as  described  under Reinstatement.

For  the  purpose  of  computing  the  death  benefit,  if  the  contract  fund  is  less  than  zero  we  will consider  it  to  be  zero.  Your  basic  insurance  amount  and  attained  age  factors  are  shown  in  the contract data pages.

Changing From Type C         When  changing  from  a  Type  C  death  benefit,  the  total  premiums  paid  will  not  include  any  charge
Death Benefit                          to reinstate this contract.

Type C to A
 If you are changing from a Type C to a Type A death benefit, we will change the basic insurance amount  by  adding  the  lesser  of  (a)  the  total  premiums  paid  minus  total  withdrawals  from  this contract and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit factor, both determined on the date the change takes effect.

Type C to B
If you are changing from a Type C to a Type B death benefit, we first find the difference between (1)  the  contract  fund  and  (2)  the  lesser  of  (a)  the  total  premiums  paid  minus  total  withdrawals from this contract and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit Factor, both determined on  the  date  the  change  takes  effect.  If  (2)  is  larger  than  (1),  we will  increase the basic insurance amount  by  that  difference.  If  (1)  is  larger  than  (2),  we  will  reduce  the  basic  insurance  amount  by that difference.

Changing To Type C              Changes to a Type C death benefit are not permitted.
Death Benefit

If the change in the type of death benefit results in a reduction in the basic insurance amount, the basic  insurance  amount  after  the  decrease  must  be  at  least  equal  to  the  minimum basic insurance amount,  which  we  show  under  Contract  Limitations  in  the  contract  data  pages.    We  may  also deduct   a   surrender   charge   and   administrative   charge   as   described   in   the   Change   In   Basic Insurance Amount provision.

A change in the type of death benefit will take effect only if we approve your request at our Home Office.      If   we   approve   the   change,   we   will   recompute   the   contract's   charges,   values   and limitations  shown  in  the  contract  data  pages.    The  change  will  take  effect  on  the  monthly  date that  coincides  with  or  next  follows  the  date  we  approve  your  request.    We  will  send  you  new contract  data  pages  showing  the  amount  and  effective  date  of  the  change  in  basic  insurance amount and the recomputed charges, values and limitations.

PLI 539-2013

Your request to change the type of death benefit must be in a form that meets our needs.  We may require you to send us this contract before we make the change.

Pruco Life Insurance Company,

By

                                                                                              Secretary

PLI 539-2013